EXHIBIT 10.6

Principals of Agreement

Inventek Collodial Cleaners, LLC (hereinafter “Inventek”) and Green Earth Technologies, Inc.
(hereinafter “GET”), (hereinafter the “Parties”)

February 1, 2008

WHEREAS, Inventek has manufacturing capabilities for current and future products and GET has a Green brand name, marketing and sales functions that are producing a stream of mass retailer and original equipment manufacturers (OEM) purchase orders. Additionally, GET has access to co-packing and distribution and, as a public company, currently offers investors a public market for GET’s shares of common stock, which are currently quoted for trading on the Pink Sheets Electronic Quotation Service;

WHEREAS, Inventek has invested in development, testing, materials and equipment and can produce eight (8) products that GET has ready markets to sell. Also, Inventek and a stream of addition products that could access the mass retailer and OEM under the GET brand name.

WHEREAS, GET requires an infusion of working capital to support production of product for orders to generate cash and Branding and Sell-through programs; and

WHEREAS, Inventek is willing to supply GET with cash and credit on materials;

NOW, THEREFORE, the Parties agree as follows:

1.

Inventek shall enter into a strategic relationship with GET whereby Inventek shall grant GET a perpetual royalty free license and exclusive rights to global sales of the eight (8) products listed in Appendix C and to additional products as the Parties shall mutually agree, and Inventek shall produce products for GET under the extended terms of payments in Section 3 below.

2.

lnventek shall receive five million (5,000,000) shares of GET restricted common stock and a option to purchase an additional five million (5,000,000) restricted common shares for $0.20 a share. The option on the first one million two hundred and fifty thousand (1,250,000) common shares for $250,000 thereof shall be exercised in accordance with Section 7 below and the balance can be exercised in whole or part on or before December 31, 2008. The option to any remaining shares shall expire on January 1, 2009.

3.

Inventex shares and option shall be subject to an anti-dilution provision whereby additional shares or options shall be issued to Inventek on a pro rata basis if GET should sell securities or issue warrants for shares at a price of less than twenty cents ($0.20) per share to any entity other than GET’s employees or consultants or use of equity to purchase assets. In order to not prevent the Company from completing any financings of over twenty million ($20,000,000) the Company may, at its option, impose a blackouts during financing during which the options cannot be exercised and have the right to buy out any unexercised warrants prior to the financing at the average closing price for seven days prior to the purchase date to yield Inventek a twenty cent premium to that average price. Further, this anti-dilution right shall terminate upon migration of GET to trading on another exchange or market.

GET, on the 15th day of each month, shall provide revise existing purchase orders to Inventek that are firm for sixty (60) days with an additional ninety (90) days forecasted. The initial purchase order, provided in Schedule B. GET pay invoices in cash when due at 120 days for all products purchased from Inventek prior to April 30, 2008. Other invoices for product purchased after May, 2008 and prior to August 31, 2008 shall be paid by GET at sixty (60) days and thereafter at thirty (30) days. The interest expense for all unpaid invoices unpaid for over 30-days shall be invoiced to GET monthly and paid monthly at the interest rate paid by Inventek. This initial and future orders are subject to the usual remedies and grace periods contained in a Distribution and Production Agreement contemplated to be part of the Definitive Agreement in Section 9 to deal with delays in production or acceptance or delays or cancellation of purchase orders.

4.	The initial price paid by GET per gallon for finished packaged goods is provided in Schedule C. The price paid by GET per gallon will be changed by mutual agreement of the Parties, if necessary, on the 15th day of each month on the occasion of providing new or revising existing purchase orders.

5.

Inventek and GET will work together to establish performance and analytical testing method procedures and reporting which shall be implemented to assure the quality and consistency of each product for continuity from one production lot to the next production lot.

6.

Inventek shall provide GET, for marketing purposes, the 3rd Party data and reports supporting the claims of Ultimate Biodegradability and 0,0,0,0 toxicity for each product. Also, Inventek and GET shall work together to provide blind testing data to demonstrate the performance of the eight (8) products compared to the performance of the nearest competitive products offered for sale in mass retailers.

7.

On February 4, 2008 Inventek shall partially exercise it option granted by GET in Section 2 and purchase 1,250,000 restricted shares for the total price of two hundred and fifty thousand dollars ($250,000). Such sum will be wire transfered to GET’s account on February 4, 2008 and used exclusive for the purpose of supporting Branding and Sell-through programs of GET and the funds shall be under the control of Jeffery Loch who will provide Inventek with paid invoices to support the expenditure for that express purpose. The Branding and Sell-through Programs that qualify for payment are presented in Schedule A.

8.	The Definitive Agreement shall contain the usual terms of an exclusive global distribution and Purchase Agreement and a bi-lateral termination option for lack of performance by the Parties.

9.

This is the complete agreement and supersedes and replaces all previous written or verbal agreements. Except for Section 8, this agreement is a non-binding memorandum of proposed terms only; the transactions described herein shall be subject to negotiation, execution and delivery of definitive mutually satisfactory documentation.

10.	3rd Party maintains updated copy/video “back-up” information and instructions for formulation of base materials.

11.	Inventek commits to timely “build-out” of production capacity to meet the demand of GET’s customer base, including outsourcing of building materials and labor

IN WITNESS WHEREOF, the Parties have executed this Principals of Agreement as of the date written below.

Inventek Collodial Cleaners, LLC

/s/ Yasmin Andrecola

By: Yasmin Andrecola	Date:	2-1-2008

Title: President / CEO

Green Earth Technologies, Inc.

/s/ Mathew Zuckerman

By: Mathew Zuckerman	Date:	February 1, 2008

Title: President / CEO

Schedule A

Branding and Sell-through Programs

Samples – Case Lots
Commercial Production
TV
Radio
In-store POS
Aisles
End –Caps
Promotions
Management Fee
Creative Concepts
Scripting
TV
Radio
Print Copy & Layout
Media
DRTV-Cable
Personality Radio
Print
Newspaper
Magazine
Online
Search Engines
Aggregated Ad Networks